EXHIBIT 3

                         [NATIONAL CITY BANK LETTERHEAD]



June 9, 1999


VIA FACSIMILE (212)-892-4842
----------------------------

Mr. Michael Dana
Managing Director
Donaldson, Lufkin, Jenrette, Inc.
277 Park Avenue
New York, NY  10172

RE:  SCHOTTENSTEIN STORES CORPORATION/BURNHAM PACIFIC PROPERTIES

Dear Mr. Dana:

As of this date, Schottenstein Stores Corporation, and its shareholders, jointly possess cash and cash equivalents in excess of three hundred million dollars. ($300,000,000).

The Schottenstein organization is very well known to our institution. We have had a significant relationship with them since their inception dating back to the early 1900's. The Schottenstein organization maintains significant credit and depository relationships with the bank which have always been handled as agreed. In addition, we enjoy a very close relationship with Schottenstein's executive management.

If you should wish to discuss our relationship with the Schottenstein organization in greater detail, please feel free to call me at 614-463-7296.

Sincerely,


/s/  Ralph A. Kaparos

Ralph A. Kaparos
Senior Vice President
Capital Banking Division


                                   (16 of 18)